Exhibit 4.03

GLOBALTEL IP, INC.  2005 INCENTIVE EQUITY PLAN

1.

Purpose

The purpose of the GlobalTel IP, Inc., Inc. 2005 Incentive Equity Plan (the “Plan”) is to promote the long-term profitability GlobalTel IP, Inc (the Company”) and to enhance value for its stockholders by offering incentives and rewards to key employees, contractors, directors and officers of the Company, to retain their services and to encourage them to acquire and maintain stock ownership in the Company.

2.

Term

The Plan shall become effective upon its approval by the Company’s stockholders having a majority of the Company’s outstanding voting securities at the time of such approval and shall terminate at the close of business on the fifth anniversary of such approval date unless terminated earlier by the Board (as defined in Section 3 hereof). After termination of the Plan, no future awards may be granted, but previously granted awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

3.

Plan Administration

The Board of Directors of the Company (the “Board”) shall be responsible for administering the Plan. Notwithstanding the foregoing, the Board may appoint a Committee composed of two or more of members of the Board to administer the Plan and, in the event of such appointment, the Committee shall be responsible for administering the Plan and shall have the powers otherwise granted to the Board under the Plan.  The Board shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. This power includes but is not limited to selecting award recipients, establishing all award terms and conditions and adopting modifications, amendments and procedures, as well as rules and regulations governing awards under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The interpretation and construction of any provision of the Plan or any option or right granted hereunder and all determinations by the Board in each case shall be final, binding and conclusive with respect to all interested parties.

4.

Eligibility

All  key employees, directors and officers of the Company shall be eligible to receive awards under the Plan (each, an “Employee”).  “Employee” shall also include any former employee of the Company eligible to receive an assumed or replacement award as contemplated in Sections 5 and 8 hereof, and “Company” includes any entity that is directly or indirectly controlled by the Company, as determined by the Board.

5.

Shares of Common Stock Subject to the Plan

Subject to the provisions of Section 6 hereof, the aggregate number of shares of Common Stock, , $.001 par value par value of the Company (“shares”) which may be issued to participants under the Plan shall be *______* .

Shares subject to awards under the Plan which expire, terminate or are canceled prior to purchase or exercise and which do not vest shall thereafter be available for the granting of other awards. Shares otherwise issuable pursuant to an award which have been exchanged by a participant as full or partial payment to the Company in connection with any award under the Plan also shall thereafter be available for the granting of other awards. In instances where an SAR or other award is settled in cash, the shares covered by such award shall remain available for the granting of other awards. Likewise, the payment of cash dividends and dividend equivalents paid in cash in conjunction with outstanding awards shall not be counted against the shares available for issuance.

Any shares issued under the Plan may consist in whole or in part of authorized and unissued shares or of treasury shares, and no fractional shares shall be issued under the Plan. Cash may be paid in lieu of any fractional shares in settlements of awards under the Plan.

6.

Adjustments and Reorganizations

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting shares or share price, the Board shall make a proportionate adjustment with respect to: (a) the aggregate number of shares that may be issued under the Plan; (b) each outstanding award made under the Plan; (c) the exercise price per share for any outstanding stock options, SARs or similar awards under the Plan and (d) the then unpaid purchase price per share in connection with stock purchase grants under the plan to the extent that the purchase price may be paid in shares.

7.

Current Value

For purposes hereof, Current Value of a security shall be determined as follows:

(a)

If the security is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on NASDAQ or the NASD Bulletin Board, the Current Value of a share or other unit shall be the last reported sale price of such security on such exchange or system or Bulletin Board or if no such sale is made on such day, the average of the closing high bid and low asked prices for such day on such exchange or system or Bulletin Board; or

(b)

If the security is not so listed or admitted to unlisted trading privileges but bid and asked prices are reported by the National Quotation Bureau, Inc. or any successor thereto, the Current Value shall be the average of last reported high bid and low asked prices reported by the National Quotation Bureau, Inc.; or

(c)

If the security is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the Current Value shall be the book value of a share or other unit as at the end of the immediately prior fiscal quarter of the Company determined in accordance with generally accepted accounting principles consistently applied.

8.

Awards

     The Board shall determine the type or types of award(s) to be made to each participant. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternative to, or as the payment form for grants or rights under any other compensation plan or individual contract or agreement of the Company including those of any acquired entity. The types of awards that may be granted under the Plan are:

(a)

Options - This is a grant of a right to purchase a specified number of shares during a specified period as determined by the Board. The purchase price per share for each stock option shall be not less than 100% of Current Value on the date of grant (except if a stock option is granted retroactively in tandem with or as a substitution for an SAR, the exercise price may be no lower than the exercise price per share for such tandem or replaced SAR).  The exercise price for a stock option shall be paid in full by the optionee at the time of the exercise in cash or such other method permitted by the Board, including (i) tendering (either actually or by attestation) shares, (ii) authorizing a third party to sell the shares (or a sufficient portion thereof) acquired upon exercise of a stock option and assigning the delivery to the Company of a sufficient amount of the sale proceeds to pay for all the shares acquired through such exercise, or (iii) any combination of the above.

(b)

SARs - This is a right to receive a payment, in cash and/or shares, equal to the excess of the Current Value of a specified number of shares on the date the SAR is exercised over the Current Value on the date the SAR was granted (except that if an SAR is granted retroactively in tandem with or in substitution for a stock option, the designated Current Value shall be no lower than the exercise price per share for such tandem or replaced stock option).

(c)

Stock Awards - This is an award made or denominated in shares or units equivalent in value to shares. All or part of any stock award may be subject to conditions and restrictions established by the Board which may be based on continuous service with the Company or the achievement of performance goals related to profits, profit growth, profit-related return ratios, cash flow or shareholder returns, where such goals may be stated in absolute terms or relative to comparison companies.

(d)

Stock Purchase – This is a right to purchase a specified number of shares during a specified period as determined by the Board. The purchase price per share shall be not less than 100% of Current Value on the date of grant and may, if approved by the Board, be paid in cash or a finite number of shares at the option of the Employee.

9.

Dividends and Dividend Equivalents

The Board may provide that any awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant’s account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Board may establish, including reinvestment in additional shares or share equivalents.

10.

Deferrals and Settlements

Payment of awards may be in the form of cash, stock, other awards or combinations thereof as the Board shall determine, and with such restrictions as it may impose. The Board also may require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in shares.

11.

Transferability and Exercisability

Awards granted under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution, except to the extent permitted by the Board, in its sole discretion. Any award so transferred shall continue to be subject to all the terms and conditions contained in the instrument evidencing such award.

12.

Evidence of Awards

Awards under the Plan shall be evidenced by instruments as approved by the Board that set forth the terms, conditions and limitations for each award which may include the term of an award, the provisions applicable in the event the participant’s employment terminates, and the Board’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any award.

13.

Acceleration and Settlement of Awards

The Board shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Board, to provide for the acceleration of vesting and for settlement, including cash payment, of an award granted under the Plan upon or immediately before such event is effective. However, the granting of awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its businesses or assets.

14.

Plan Amendment

The Plan may be amended only by the Board as it deems necessary or appropriate to better achieve the purposes of the Plan, except that no such amendment shall be made without the approval of the Company’s stockholders which would increase the number of shares available for issuance in accordance with Sections 5 and 6 of the Plan.

15.

Tax Withholding

     The Company shall have the right to deduct from any settlement of an award made under the Plan, including the delivery or vesting of shares, a sufficient amount to cover withholding of any federal, state or local taxes required by law, or to take such other action as may be necessary to satisfy any such withholding obligations. The Board may, in its discretion and subject to such rules as it may adopt, permit participants to use shares to satisfy required tax withholding, and such shares shall be valued at the Fair Market Value as of the settlement date of the applicable award.

16.

Other Benefit and Compensation Programs

Unless otherwise specifically determined by the Board and not inconsistent with the terms of any benefit plan, severance program or severance pay law, settlements of awards received by participants under the Plan shall not be deemed a part of a participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

17.

Unfunded Plan

Unless otherwise determined by the Board, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of an award granted under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured general creditor of the Company.

18.

Use of Proceeds

The cash proceeds received by the Company from the issuance of shares pursuant to awards under the Plan shall constitute general funds of the Company.

19.

Future Rights

     No person shall have any claim or rights to be granted an award under the Plan, and no participant shall have any rights under the Plan to be retained in the employ of the Company.

20.

Successors and Assigns

     The Plan shall be binding on all successors and assigns of a participant including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant’s creditors.